Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Mosaic Company:
We consent to the incorporation by reference in the registration statements (Nos. 333-175087, 333-177251, and 333-216133) on Form S-3 and registration statements (Nos. 333-120501, 333-120503, 333-120878, 333-142268, and 333-198332) on Form S-8 of The Mosaic Company of our reports dated March 12, 2019, with respect to the consolidated balance sheets of The Mosaic Company as of December 31, 2018 and 2017, the related consolidated statements of earnings, comprehensive income, cash flows, and equity for each of the years in the three-year period ended December 31, 2018, and the related notes and Schedule II-Valuation and Qualifying Accounts (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of The Mosaic Company.
Our report dated March 12, 2019 on internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, Mosaic Fertilizantes P&K S.A.’s internal control over financial reporting associated with total assets of $3.3 billion and total net sales of $1.3 billion included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the newly acquired business.
Our report on the consolidated financial statements contains an explanatory paragraph that states, as discussed in Note 3 to the consolidated financial statements, effective January 1, 2018, the Company adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, and several related amendments, as issued by the Financial Accounting Standards Board (FASB). This change was adopted using the modified retrospective method.

/s/ KPMG LLP
Minneapolis, Minnesota
March 12, 2019